FOR IMMEDIATE RELEASE
DATE: May 11, 2016

XENIA HOTELS & RESORTS REPORTS FIRST QUARTER 2016 RESULTS

Orlando, FL – May 11, 2016 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended March 31, 2016.
First Quarter 2016 Highlights

▪
Same-Property RevPAR: Same-Property RevPAR increased 0.9% from the first quarter of 2015 to $138.71, as occupancy declined 145 basis points and ADR increased 2.9%. Excluding Houston, Same-Property RevPAR increased 3.0% from the first quarter 2015, comprised of an increase in ADR of 3.6% and a decline in occupancy of 40 basis points.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA margin was 29.9%, a decrease of 71 basis points from the same period in 2015.

▪	Total Portfolio RevPAR: Total portfolio RevPAR increased 3.1% from the first quarter of 2015 reflecting portfolio performance, as well as changes in portfolio composition.

▪	Adjusted EBITDA: Adjusted EBITDA decreased $2.2 million to $62.6 million, a decline of 3.4% over the first quarter of 2015.

▪
Adjusted FFO per Share: Adjusted FFO available to common stockholders decreased to $0.43 per share compared to $0.45 per share for the first quarter of 2015, representing a decrease of 4.4%, partially due to an increase in income taxes of approximately $1.5 million after taking into account the adjustment made during the first quarter of 2015 for the effect of $2.9 million in non-recurring income tax expense on a restructuring gain in connection with our spin-off.

▪	Net Loss: Net loss was $8.9 million and loss per share was $0.08.

▪	Acquisition Activity: In January, the Company completed the previously announced acquisition of the 245-room Hotel Commonwealth in Boston, Massachusetts for a purchase price of $136 million.

▪
Disposition Activity: In February, the Company completed the sale of its 248-room Hilton University of Florida Conference Center Gainesville in Gainesville, Florida for a sale price of $36 million. In connection with the sale, the Company paid off the $27.8 million loan collateralized by the hotel.

▪
Financing Activity: The Company funded its $125 million, 7-year term loan. In addition, the Company obtained one new mortgage loan and refinanced one existing mortgage loan for a total of $120 million.

▪	Dividends: The Company declared its first quarter dividend of $0.275 per share to stockholders of record on March 31, 2016, a 20% increase from the Company's previous quarterly dividend.

“Our Same-Property portfolio, excluding our Houston hotels, reported RevPAR growth of 3.0%, which was driven primarily by strong performance at our California assets. While March results reflected an impact from the shift in the timing of Easter relative to the prior year, the second quarter is off to a strong start with Same-Property April RevPAR, including our Houston assets, up approximately 5%," said Marcel Verbaas, President and Chief Executive Officer of Xenia.
“Despite the challenging first quarter that we anticipated, we are confident in our outlook for the full-year due to healthy group business trends and continued ramp-up from recent renovations and new developments. We are focused on revenue management, expense controls and prudent capital allocation as evidenced by our recent dispositions, share repurchases and financing activities.”
Operating Results
The Company’s results include the following:

	Three Months Ended March 31,
	2016	2015	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Same-Property Number of Hotels	47	47
Same-Property Number of Rooms	12,153	12,146	7
Same-Property Occupancy	72.5%	73.9%	(145) bps
Same-Property Average Daily Rate	$191.34	$186.01	2.9%
Same-Property RevPAR	$138.71	$137.53	0.9%
Same-Property Hotel EBITDA(1)	$67,299	$68,238	(1.4)%
Same-Property Hotel EBITDA Margin(1)	29.9%	30.6%	(71) bps

Total Portfolio Number of Hotels	50	46	4
Total Portfolio Number of Rooms	12,548	12,639	(91)
Total Portfolio RevPAR(2)	$138.73	$134.59	3.1%

Adjusted EBITDA(1)	$62,620	$64,812	(3.4)%
Adjusted FFO(1)	$47,166	$50,872	(7.3)%
Adjusted FFO per share(1)	$0.43	$0.45	(4.4)%

Net loss attributable to the Company	$(8,915)	$(14,866)	40.0%
Net loss attributable to the Company per share	$(0.08)	$(0.13)	38.5%

(1)
See tables later in this press release for reconciliations from net loss to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO") and Adjusted FFO. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Adjusted FFO per diluted share, Hotel EBITDA, and Hotel EBITDA Margin are non-GAAP financial measures.

(2)	Includes all properties as owned during periods presented.
"Same-Property” results include the results for all hotels owned as of March 31, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.

Acquisition and Disposition Activity
In January 2016, the Company completed the previously announced acquisition of the 245-room Hotel Commonwealth in Boston, Massachusetts for a purchase price of $136 million.
Also in January 2016, the Company completed the addition of three guest rooms at the Hyatt Regency Santa Clara. These rooms were added to the available hotel inventory on January 25, 2016.
As previously announced, in February 2016 the Company sold the 248-room Hilton University of Florida Conference Center Gainesville in Gainesville, Florida for a sale price of $36 million. In addition, the Company retained the balance of approximately $2 million in the hotel's capital expenditure reserve account. Upon sale, the Company paid off the $27.8 million mortgage loan collateralized by the hotel.
Financing Activity
In January 2016, the Company funded its $125 million, seven-year term loan to complete the acquisition of the Hotel Commonwealth. The term loan matures in October 2022 and bears an interest rate based on a pricing grid with a range of 170 to 255 basis points plus LIBOR, determined by the Company’s pro forma leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 190 basis points. Prior to funding, in December 2015 the Company executed forward interest rate swaps to fix LIBOR over the period of the loan at 1.83%. As a result, the current annual interest rate on the term loan is 3.73%.
Also in January 2016, the Company obtained a new $60 million, seven-year mortgage on the Hotel Palomar Philadelphia at a rate of LIBOR plus 260 basis points. Concurrent with the closing of the loan, the Company executed a swap to fix LIBOR over the period of the loan at a rate of 1.54%. As a result, the interest rate on the loan is fixed at 4.14% for its entire term.
In February 2016, the Company completed a refinancing of the $49 million, 5.82% fixed rate mortgage on the Grand Bohemian Hotel Orlando. The new $60 million loan has a ten-year term at a fixed annual interest rate of 4.53%.
In March 2016, the Company exercised its one-year extension option on the $34 million mortgage loan collateralized by the Marriott Griffin Gate Resort & Spa.
Capital Investments
During the first quarter, the Company invested $7.3 million in its portfolio. The Company made significant progress on the renovation of the 275-room Marriott Napa Valley Hotel & Spa, completing the 189-room North Wing guestroom renovation. The completion of the overall project is expected in the second quarter and includes the renovation of all the guestrooms and bathrooms, including 82 tub-to-shower conversions in the South Wing, the renovation of meeting and pre-function space, and a pool and outdoor function space transformation. The Company anticipates spending a total of approximately $12 million on the project.
Additionally during the first quarter, the Company began the $5.1 million meeting room and ballroom renovation at the Renaissance Atlanta Waverly Hotel & Convention Center. The Company also completed the renovation of the Mojito Bar and construction of a new spa at the Hyatt Key West Resort & Spa. The relocation of the spa created the opportunity to add two keys to the hotel's inventory in the second quarter.
The Company continues to anticipate spending between $62 and $72 million of capital on its portfolio in 2016. In addition to the renovations at the Marriott Napa Valley Hotel & Spa and Renaissance Atlanta Waverly Hotel & Convention Center, other major projects for the year include guestroom renovations at the Andaz San Diego, the Hyatt Key West Resort & Spa and the Westin Galleria Houston.
Balance Sheet
As of March 31, 2016, the Company had total outstanding debt of $1.3 billion with a weighted average interest rate of 3.52%. Total net debt to trailing 12 month pro forma Corporate EBITDA (as defined in the Company's senior unsecured credit facility) was 4.0x as of March 31, 2016. The Company had $160 million of cash and cash equivalents and full availability on its $400 million senior unsecured credit facility.
During the three months ended March 31, 2016, the Company purchased 3,390,500 shares under its $100 million share repurchase authorization, at a weighted average price of $14.54 per share, for an aggregate purchase price of $49.3 million.
Subsequent Events
In April 2016, the Company sold the 220-room DoubleTree by Hilton in Washington DC for a sale price of $65 million. The price represented a 15.7x multiple on the hotel's 2015 EBITDA and a 5.5% capitalization rate on 2015 net operating income. In addition, the Company retained the $3.1 million balance in the hotel's capital expenditure reserve account.
In May 2016, the Company sold the 223-room Embassy Suites Baltimore Hunt Valley for a sale price of $20 million. The price represented a 8.4x multiple on the hotel's 2015 EBITDA and a 10.4% capitalization rate on 2015 net operating income. In addition, the Company retained the $1.3 million balance in the hotel's capital expenditure reserve account.
Proceeds from both dispositions will be utilized for general corporate purposes which may include share repurchases under the Company's existing $100 million repurchase authorization, debt repayments and potential acquisitions consistent with the Company's long-term strategy of investing in high-quality assets primarily located in top 25 lodging markets and key leisure destinations.
Through May 4, 2016, the Company repurchased a total of 3,797,969 shares of common stock at a weighted average price of $14.61 per share, for total consideration of $55.5 million. As of May 4, 2016, the Company had approximately $44.5 million remaining under its share repurchase authorization.
"We continue to selectively dispose of assets that no longer fit our investment criteria and/or require capital expenditures which we do not believe to be a prudent allocation of capital," stated Mr. Verbaas. "We are pleased with our previously disclosed sale of the DoubleTree Washington DC at an attractive valuation, allowing us to harvest value from an asset in need of significant near-term capital to capture potential future revenue growth. Additionally, the sale of the Embassy Suites Hunt Valley, a suburban hotel on the low end of the quality spectrum of our portfolio, is another example of our ability to monetize non-core assets with upcoming capital needs. Since October 2015, we have sold four hotels for approximately $260 million, with a weighted average RevPAR and weighted average EBITDA per key that are approximately 20% and 35%, respectively, below the remainder of our portfolio, at a total valuation of 11.7x 2015 EBITDA. Our transactional experience and expertise has allowed us to further strengthen our balance sheet and accretively repurchase shares, consistent with our previously outlined strategy.”

2016 Outlook and Guidance
The Company's outlook for 2016 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no further acquisitions, dispositions, or share repurchases. Same-Property RevPAR growth excludes the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, as both properties commenced operations in the second half of 2015, and the Hotel Commonwealth, as the property underwent a significant expansion project in late 2015, and the three hotels sold in 2016. Changes to the Company's anticipated Adjusted EBITDA and Adjusted FFO from previously provided guidance are attributable to the disposition of the DoubleTree by Hilton Washington DC and the Embassy Suites Baltimore Hunt Valley, as well as a reduction in expected income tax expense.

	Current 2016 Guidance		Prior 2016 Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Same-Property RevPAR Growth	2.0%	4.0%	2.0%	4.0%
Adjusted EBITDA	$297	$311	$303	$317
Adjusted FFO	$243	$257	$247	$261
Adjusted FFO per Diluted Share	$2.23	$2.36	$2.25	$2.38
Capital Expenditures	$62	$72	$62	$72

Guidance assumptions remain the same except as noted:

•
Average RevPAR declines of 9% to 13% at the Company's Houston area hotels, primarily due to the impact of continued weakness in the energy market. Excluding Houston, the Company projects Same-Property RevPAR growth of 3.5% to 5.5%.

•	General and administrative expense of $21.5 million to $23.5 million, excluding management transition and severance costs and non-cash share-based compensation.

•	Interest expense of $46 million to $47 million, excluding non-cash loan related costs.

•	Income tax expense of $7 million to $8 million, reflecting a $2 million decrease from prior guidance.
"Our 2016 operating outlook is largely unchanged as we continue to expect positive results in most of our markets. While our exposure to Houston continues to be a headwind, we are focused on maintaining share, controlling costs, and positioning our hotels for the years ahead. We expect a solid increase in our adjusted FFO per share, approximately 7%, versus 2015," stated Atish Shah, Executive Vice President and Chief Financial Officer of Xenia.
First Quarter 2016 Earnings Call
The Company will conduct its quarterly conference call on Wednesday, May 11, 2016 at 11:00 AM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 48 hotels, including 46 wholly owned hotels, comprising 12,107 rooms, across 21 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Kimpton®, Hyatt®, Starwood®, Aston®, Fairmont® and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, Davidson Hotels & Resorts and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Balance Sheet
As of March 31, 2016 and December 31, 2015
($ amounts in thousands, except per share data)

	March 31, 2016	December 31, 2015
Assets	(Unaudited)
Investment properties:
Land	$346,412	346,412
Building and other improvements	2,863,030	2,742,586
Construction in progress	—	169
Total	$3,209,442	3,089,167
Less: accumulated depreciation	(576,539)	(539,021)
Net investment properties	$2,632,903	2,550,146
Cash and cash equivalents	159,576	122,154
Restricted cash and escrows	74,409	77,292
Accounts and rents receivable, net of allowance of $236 and $243, respectively	31,993	24,168
Intangible assets, net of accumulated amortization of $18,043 and $17,140, respectively	81,497	60,515
Deferred tax asset	2,280	2,304
Other assets	21,821	40,932
Assets held for sale	85,016	128,434
Total assets (including $76,929 and $77,140, respectively, related to consolidated variable interest entities)	$3,089,495	$3,005,945
Liabilities
Debt, net of loan discounts, premiums and unamortized deferred financing costs	$1,290,009	1,094,536
Accounts payable and accrued expenses	74,867	84,385
Distributions payable	29,882	25,684
Other liabilities	42,889	27,572
Liabilities associated with assets held for sale	1,655	30,410
Total liabilities (including $48,615 and $48,582, respectively, related to consolidated variable interest entities)	1,439,302	1,262,587
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 108,363,325 and 111,671,372 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	1,084	1,117
Additional paid in capital	1,947,201	1,993,760
Accumulated other comprehensive (loss) income	(7,891)	1,543
Distributions in excess of retained earnings	(307,706)	(268,991)
Total Company stockholders' equity	$1,632,688	$1,727,429
Non-controlling interests	17,505	15,929
Total equity	$1,650,193	$1,743,358
Total liabilities and equity	$3,089,495	$3,005,945

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2016 and 2015
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues:
Rooms revenues	$159,318	$153,090
Food and beverage revenues	63,468	62,253
Other revenues	12,249	12,531
Total revenues	$235,035	$227,874
Expenses:
Rooms expenses	36,775	35,187
Food and beverage expenses	42,233	40,187
Other direct expenses	3,965	4,265
Other indirect expenses	57,967	53,258
Management and franchise fees	12,248	11,451
Total hotel operating expenses	$153,188	$144,348
Depreciation and amortization	38,951	36,387
Real estate taxes, personal property taxes and insurance	12,033	12,193
Ground lease expense	1,353	1,275
General and administrative expenses	10,624	7,045
Acquisition transaction costs	140	29
Provision for asset impairment	7,594	—
Separation and other start-up related expenses	—	25,296
Total expenses	$223,883	$226,573
Operating income	$11,152	$1,301
Gain on sale of investment properties	882	—
Other income	84	2,687
Interest expense	(12,840)	(13,181)
Loss on extinguishment of debt	(4,742)	(105)
Loss before income taxes	$(5,464)	$(9,298)
Income tax expense	(3,705)	(5,079)
Net loss from continuing operations	$(9,169)	$(14,377)
Net loss from discontinued operations	—	(489)
Net loss	$(9,169)	$(14,866)
Less: Net loss attributable to non-controlling interests	254	—
Net loss attributable to the Company	$(8,915)	$(14,866)

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations and Comprehensive Loss - Continued
For the Three Months Ended March 31, 2016 and 2015
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Basic and diluted earnings per share
Loss from continuing operations available to common stockholders	$(0.08)	$(0.13)
Loss from discontinued operations available to common stockholders	—	—
Net loss per share available to common stockholders	$(0.08)	$(0.13)
Weighted average number of common shares (basic and diluted)	109,732,721	112,964,557

Comprehensive Loss:
Net loss	$(9,169)	$(14,866)
Other comprehensive loss:
Unrealized loss on interest rate derivative instruments	(9,434)	—
	$(18,603)	$(14,866)
Comprehensive loss attributable to non-controlling interests:
Non-controlling interests in consolidated entities	254	—
Comprehensive loss attributable to non-controlling interests	254	—
Comprehensive loss attributable to the Company	$(18,349)	$(14,866)

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, FFO and Adjusted FFO. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, operating results from properties sold and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Hotel EBITDA and Hotel EBITDA Margin
The Company calculates Hotel EBITDA in accordance with USALI, which is defined as net income or loss (calculated in accordance with GAAP) after adding back replacement reserves. Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Operating Revenues.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs.

The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, operating results from properties that are sold and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of common stock shares for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
For the Three Months Ended March 31, 2016 and 2015
($ amounts in thousands)

	Three Months Ended March 31,
	2016	2015
Net loss attributable to the Company	$(8,915)	$(14,866)
Adjustments:
Interest expense	12,840	13,181
Income tax expense	3,705	5,079
Depreciation and amortization related to investment properties	38,951	36,387
Adjustments related to non-controlling interests	(312)	—
EBITDA	$46,269	$39,781
Reconciliation to Adjusted EBITDA
Impairment of investment properties	7,594	—
Gain on sale of investment property	(882)	—
Loss on extinguishment of debt	4,742	105
Acquisition and pursuit costs	140	29
Amortization of share-based compensation expense	2,697	1,674
Amortization of above and below market ground leases(1)	170	107
Gain from excess property insurance recovery	—	(276)
Business interruption insurance recoveries, net(2)	—	(2,324)
EBITDA adjustment for hotels sold prior to spin-off (1)	—	420
Management transition and severance expenses	1,890	—
Other non-recurring expenses(3)	—	25,296
Adjusted EBITDA	$62,620	$64,812

(1)	Certain amounts were included or combined in the Adjusted EBITDA reconciliation for the three months ended March 31, 2015 for comparative purposes to the three months ended March 31, 2016.
(2) The business interruption insurance recovery for 2014 received during the three months ended March 31, 2015 was $3.7 million, which is net of $1.4 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(3)
For the three months ended March 31, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal and other professional fees, costs related to our tender offer, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Loss to FFO and Adjusted FFO
For the Three Months Ended March 31, 2016 and 2015
($ amounts in thousands)

	Three Months Ended March 31,
	2016	2015
Net loss attributable to the Company	$(8,915)	$(14,866)
Adjustments:
Depreciation and amortization related to investment properties	38,951	36,387
Impairment of investment property	7,594	—
Gain on sale of investment property	(882)	—
Adjustments related to non-controlling interests	(224)	—
FFO	$36,524	$21,521
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	4,742	105
Acquisition and pursuit costs	140	29
Loan related costs(1)	1,003	1,169
Amortization of share-based compensation expense	2,697	1,674
Amortization of above and below market ground leases(2)	170	107
Income tax related to restructuring(3)	—	2,875
Business interruption proceeds net of hotel related expenses(4)	—	(2,324)
FFO adjustment for hotels sold prior to spin-off(2)	—	420
Management transition and severance expenses	1,890	—
Other non-recurring expenses (5)	—	25,296
Adjusted FFO	$47,166	$50,872

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

(2)	Certain amounts were included or combined in the Adjusted EBITDA reconciliation for the three months ended March 31, 2015 for comparative purposes to the three months ended March 31, 2016.

(3)
For the three months ended March 31, 2015, the Company recognized income tax expense of $5.1 million, of which $2.9 million related to a gain on the transfer of a hotel between legal entities resulting in a more optimal structure in connection with the Company’s intention to elect to be taxed as a REIT.

(4)
The business interruption insurance recovery for 2014 received during the three months ended March 31, 2015, was $3.7 million, which is net of $1.4 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(5)
For the three months ended March 31, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal and other professional fees, costs related to our tender offer, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Fully Extended Maturity Date(2)	Outstanding as of March 31, 2016

Renaissance Atlanta Waverly Hotel & Convention Center	Fixed	5.50%		December 2016	97,000
Renaissance Austin Hotel	Fixed	5.51%		December 2016	83,000
Courtyard Pittsburgh Downtown	Fixed	4.00%		March 2017	22,437
Marriott Griffin Gate Resort & Spa	Variable	2.94%		March 2017	34,192
Courtyard Birmingham Downtown at UAB	Fixed	5.25%		April 2017	13,276
Residence Inn Denver City Center	Variable	2.69%		April 2018	45,210
Bohemian Hotel Savannah Riverfront	Variable	2.79%		December 2018	27,480
Fairmont Dallas	Variable	2.44%		April 2019	56,041
Andaz Savannah	Variable	2.44%		January 2020	21,500
Hotel Monaco Denver	Variable	2.54%		January 2020	41,000
Andaz Napa	Variable	2.54%		March 2020	38,000
Marriott Dallas City Center	Variable	2.69%		May 2020	40,090
Marriott Charleston Town Center	Fixed	3.85%		July 2020	16,760
Hyatt Regency Santa Clara	Variable	2.44%		September 2020	60,200
Grand Bohemian Hotel Charleston (JV)	Variable	2.95%		November 2020	19,950
Loews New Orleans Hotel	Variable	2.79%		November 2020	37,500
Grand Bohemian Hotel Mountain Brook (JV)	Variable	2.94%		December 2020	26,250
Hotel Monaco Chicago	Variable	2.69%		January 2021	26,000
Westin Galleria & Oaks Houston	Variable	2.94%		May 2021	110,000
Hotel Palomar Philadelphia	Hedged(3)	4.14%		January 2023	60,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	63,000
Grand Bohemian Hotel Orlando(4)	Fixed	4.53%		March 2026	60,000
Total Mortgage Loans		3.60%	(5)		$998,886
Mortgage Loan Premium / (Discounts)(6)					(842)
Unamortized Deferred Financing Costs					(8,035)
Senior Unsecured Credit Facility	Variable	2.19%		February 2020	—
Term Loan $175M	Hedged(3)	2.89%		February 2021	175,000
Term Loan $125M	Hedged(3)	3.73%		October 2022	125,000
Total Debt		3.52%	(5)		$1,290,009

(1)	Variable index is one month LIBOR.

(2)	Loan extension is at the discretion of Xenia. The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums and payment of an extension fee.

(3)	LIBOR has been fixed over the life of the loan.

(4)	In February 2016, the Company refinanced the existing $49 million, 5.82% fixed rate mortgage loan on the hotel.

(5)	Weighted average interest rate as of March 31, 2016.

(6)	Loan premiums/(discounts) on assumed mortgages recorded in purchase accounting.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months Ended March 31, 2016 and 2015
($ amounts in thousands)

	Three Months Ended March 31,
	2016	2015	Change
Revenues:
Room revenues	$153,391	$150,343	2.0%
Food and beverage revenues	60,121	60,470	(0.6)%
Other revenues	11,681	12,235	(4.5)%
Total revenues	$225,193	$223,048	1.0%

Expenses:
Room expenses	$34,928	$34,262	1.9%
Food and beverage expenses	39,895	39,212	1.7%
Other direct expenses	3,654	4,173	(12.4)%
Other indirect expenses	54,884	53,106	3.3%
Management and franchise fees	11,900	11,181	6.4%
Real estate taxes, personal property taxes and insurance	11,451	11,718	(2.3)%
Ground lease expense	1,182	1,158	2.1%
Total hotel operating expenses	$157,894	$154,810	2.0%

Hotel EBITDA	$67,299	$68,238	(1.4)%
Hotel EBITDA Margin	29.9%	30.6%	(71) bps

(1)
“Same-Property” results include the results for all hotels owned as of March 31, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Total Hotel Data by Geography(1)
As of March 31, 2016

	March 31, 2016
Region	Number of Hotels	Number of Rooms
South Atlantic
(Florida, Georgia, Maryland, South Carolina, Virginia, West Virginia, Washington, D.C.)	15	3,071
West South Central
(Louisiana, Texas)	9	3,339
Pacific
(California, Hawaii, Oregon)	8	2,594
Mountain
(Arizona, Colorado, Utah)	5	1,016
Other
(Alabama, Illinois, Iowa, Kentucky, Massachusetts, Missouri, Pennsylvania)	13	2,528
Total	50	12,548

(1)	All hotels owned as of March 31, 2016, including Grand Bohemian Hotel Charleston, Grand Bohemian Hotel Mountain Brook and Hotel Commonwealth, which are not included in "Same-Property" data.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Geography
For the Three Months Ended March 31, 2016 and 2015

	Three Months Ended			Three Months Ended
	March 31, 2016			March 31, 2015			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	76.1%	$187.38	$142.57	76.8%	$183.36	$140.83	1.2%
West South Central	70.1%	$193.94	$136.04	75.4%	$194.69	$146.79	(7.3)%
Pacific	77.4%	$223.13	$172.77	71.9%	$206.15	$148.18	16.6%
Mountain	74.3%	$177.77	$132.05	80.7%	$178.33	$143.95	(8.3)%
Other	64.4%	$155.37	$100.08	67.0%	$153.97	$103.21	(3.0)%
Total	72.5%	$191.34	$138.71	73.9%	$186.01	$137.53	0.9%
(1) “Same-Property” results include the results for all hotels owned as of March 31, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia. Results include renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2015	2015	2015	2015	2015

Occupancy	73.9%	80.0%	78.8%	72.1%	76.2%
ADR	$186.01	$195.66	$189.82	$191.97	$190.95
RevPAR	$137.53	$156.47	$149.67	$138.41	$145.53

Hotel Revenues	$223,048	$250,766	$235,591	$235,755	$945,160
Hotel EBITDA	$68,238	$87,533	$75,806	$74,752	$306,329
Hotel EBITDA Margin	30.6%	34.9%	32.2%	31.7%	32.4%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.5%	—	—	—	—
ADR	$191.34	—	—	—	—
RevPAR	$138.71	—	—	—	—
		—	—	—	—
Hotel Revenues	$225,193	—	—	—	—
Hotel EBITDA	$67,299	—	—	—	—
Hotel EBITDA Margin	29.9%	—	—	—	—

(1)
“Same-Property” results include the results for all hotels owned as of March 31, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.